Exhibit 10.1.13

AMENDED AND RESTATED OFFICE LEASE AGREEMENT

[3150 BUILDING]

THIS AMENDED AND RESTATED OFFICE LEASE AGREEMENT (this “Agreement”), is made and entered into as of the 26th day of January 2007 (the “Effective Date”), by and between BUSINESS PARK INVESTORS GROUP, LLC, a Delaware limited liability company, successor-in-interest to AP-Southeast Realty LP, successor by name change to Crocker Realty Trust, L.P., which, in turn, is successor-in—interest to Connecticut General Life Insurance Company (“Landlord”) and IMMUCOR, INC., a Georgia corporation (“Tenant”).

WITNESSETH:

WHEREAS, Tenant and Landlord entered into that certain Office Lease Agreement, dated as of February 2, 1996, as amended by that certain First Amendment to Lease Agreement dated as of March 8, 1998, as amended by that certain Second Amendment to Lease Agreement dated as of August 18, 1998, as amended by that certain Third Amendment to Lease Agreement dated as of August 19, 1999, as amended by that certain Fourth Amendment to Lease Agreement dated as of August 8, 2002, as amended by that certain Amended and Restated Fifth Amendment to Lease Agreement dated as of January 18, 2005, and as further amended by that certain Sixth Amendment to Lease Agreement dated as of March 31, 2006 (as so amended, the “Lease”) with respect to the therein described space located as more particularly described in the Lease in the buildings known as 2975 Gateway Drive, Norcross, Georgia (the “2975 Building”), 2990 Gateway Drive, Norcross, Georgia (the “2990 Building”), 3130 Gateway Drive, Norcross, Georgia (the “3130 Building”), 3150 Gateway Drive, Norcross, Georgia (the “3150 Building”), and 7000 Peachtree Industrial Boulevard, Norcross, Georgia (the “7000 Building”) (individually and collectively, the “Building”) located in that certain office park known as Colony Center Business Park (the “Building Project”); and

WHEREAS, true and correct copies of the Lease (including all amendments thereto) are attached hereto as Exhibit A; and

WHEREAS, the rentable square feet of leased space currently held by Tenant within each individual Building in the Building Project is set forth on Exhibit B attached hereto (“RSF by Building”); and

WHEREAS, Landlord and Tenant desire to amend and restate the terms of the Lease in its entirety for the sole purpose of partitioning the Lease by individual Building on a stand alone basis pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and in the Lease, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.     Partition of Lease by Building; No Cross Default; Future Expansions.

A.    As of the Effective Date, this Agreement shall constitute a separate and distinct, stand alone lease for each of the individual Buildings in the Building Project (individually or collectively, a “Stand Alone Lease”). Each Stand Alone Lease shall operate independently of all other Stand Alone Leases as if each was entered into separately without reference to the other. Except as otherwise expressly stated herein, each Stand Alone Lease shall be on the exact same terms and conditions as are set forth in the Lease attached hereto as Exhibit A, provided that each Stand Alone Lease shall only govern the RSF by Building as set forth on Exhibit B (as may be expanded or modified from time to time) for the Building in question. Accordingly, the definition of “Premises” in the Lease which pertains to the leased space as a whole shall hereby be amended with respect to each Stand Alone Lease so to cover only the RSF by Building as governed by the applicable Stand Alone Lease.

B.    To the extent any provision in the Lease operates to proportionately allocate any rights and/or obligations under the Lease based on rentable square footage, such rights and/or obligations in each Stand Alone Lease shall hereby be amended so as to be allocated proportionately based on the ratio of the amount of rentable square feet of leased space held by Tenant under each Stand Alone Lease bears in relation to the total amount of rentable square feet in the Building Project as a whole. Accordingly, Tenant’s Share of the Project shall be calculated separately for each Stand Alone Lease in accordance with the Lease. Without limiting the generality of the foregoing, all obligations for Common Area Costs, Real Estate Taxes, Landlord’s Insurance Costs and all other charges applicable to the Premises during the Lease Term shall be applicable to the Premises governed by each Stand Alone Lease calculated at the same rates, amounts, and escalations. Notwithstanding any provision to the contrary, it is the intent of the parties that such allocation on the basis of each Stand Alone Lease shall not serve to expand or diminish any rights and/or obligations of a party under the Lease when viewed as a whole, including, without limitation, Tenant’s right to park in the Parking Areas that correspond to the Parking Ratio (as such terms are defined in the Lease).

C.    Anything to the contrary in the foregoing notwithstanding, Base Rent due from Tenant under each Stand Alone Lease shall be calculated at the same rates, amounts, and escalations as set forth in the Sixth Amendment to Lease Agreement dated as of March 31, 2006, applied to the RSF by Building governed by the Stand Alone Lease in question. A Schedule of Base Rent for the 3150 Building is attached hereto as Exhibit C. Tenant shall continue to pay Base Rent to the Landlord’s property management company in one check in the manner provided by the Lease until one or more Buildings is sold to third party at which time, Tenant shall pay by separate check for each separate landlord.

D.    Each Stand Alone Lease shall be enforced separately, and not be cross-defaulted to any other Stand Alone Lease (i.e., a default under one Stand Alone Lease shall not automatically trigger a default under another Stand Alone Lease).

E.     Any future expansions of the Premises (including the Building located at 2985 Gateway Drive, Norcross, Georgia, being a part of the Building Project, in which Landlord and Tenant are contemplating a future expansion), shall be effected by way of an amendment to the Stand Alone Lease for the individual Building(s) in question.

2.     Brokers. Tenant warrants and represents to Landlord that except for Jackson Oats Shaw Corporate Real Estate, LLC (“Landlord’s Broker”), no broker, finder, real estate agent or other person is entitled to a commission, fee or other compensation in connection with or as a result of this Agreement or the transactions contemplated hereby or hereunder. Tenant further warrants and represents that no broker, finder, real estate agent or other person has represented Tenant in any negotiations in connection with or as a result of this Agreement or the transactions contemplated hereby or hereunder, including, without limitation, Newmark Southern Region, LLC or its affiliates. The commission of Landlord’s Broker shall be paid by Landlord pursuant to a separate written agreement.  Tenant hereby indemnifies and holds harmless Landlord from any and all claims, losses, costs and damages (including reasonable attorneys’ fees) arising in connection with any claims against Landlord for broker’s commissions, fees, or other compensation; the foregoing indemnity shall not include the fees of the brokers identified above.

3.     Authority.   Landlord and Tenant affirm and covenant that each has the authority to enter into this Agreement, to abide by the terms hereof, and that the signatories hereto are authorized representatives of their respective entities empowered by their respective entities to execute this Agreement.  Upon Landlord’s request, Tenant shall provide evidence of the foregoing to Landlord.

4.     Ratification.  Except as expressly amended by this Agreement, the Lease remains unchanged and is hereby ratified and confirmed by Landlord and Tenant. All other terms, covenants and conditions of the Lease shall remain in full force and effect, and this Agreement shall be binding upon the parties hereto and their respective successors and assigns. In the event of a conflict between the terms and conditions of the Lease and those set forth in this Agreement, the terms and conditions of this Agreement shall control.

5.     Miscellaneous. This Agreement shall be governed by the laws of the State in which the Building is located.  Any terms used in this Agreement as defined terms, but which are not defined herein, shall have the meanings attributed to them in the Lease.  The submission of this Agreement to Tenant for examination and consideration does not constitute an offer to amend the Lease, and this Agreement shall become effective only upon the execution and delivery thereof by both Landlord and Tenant.  The Lease, as amended hereby, contains the entire agreement between the parties, and no representations, inducements, promises, agreements, oral or otherwise, between the parties not embodied in the Lease, as amended hereby, shall be of any force or effect.  Time is of the essence as to all of the obligations of Tenant under the Lease and this Agreement.  This Agreement has been negotiated “at arms length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel.  Therefore, this Agreement shall not be strictly construed against either party by reason of the fact that one party may have drafted this Agreement.  This Agreement may be executed by the parties signing different counterparts of this Agreement, which counterparts together shall constitute the agreement of the parties.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

LANDLORD:

BUSINESS PARK INVESTORS GROUP, LLC,
a Delaware limited liability company

By:	/s/ Craig Bernstein
Name:	Craig Bernstein
Title:	Managing Member

TENANT:

IMMUCOR, INC., a Georgia corporation

By:	/s/ Ralph A. Eatz
Name:	Ralph A. Eatz
Title:	Senior Vice President

Exhibit A

Lease Documents

[The documents in this Exhibit A have been separately filed and are therefore not included here.]

Exhibit B

Rentable Square Feet by Building

1.              2975 Building – 13,453 rsf

2.              2990 Building – 29,794 rsf

3.              3130 Building – 37,931 rsf

4.              3150 Building – 15,759 rsf

5.              7000 Building – 14,306 rsf

Exhibit C

Base Rent Schedule for 3150 Building

Time Period	Base Rent Per Rentable Square Foot Per Annum	Monthly Base Rent
12/1/2006-11/30/2007	$7.49	$9,836.24
12/1/2007-11/30/2008	$6.52	$8,562.39
12/1/2008-11/30/2009	$6.76	$8,877.57
12/1/2009-11/30/2010	$7.01	$9,205.88
12/1/2010-11/30/2011	$7.28	$9,560.46
12/1/2011-11/30/2012	$9.22	$12,108.17
12/1/2012-11/30/2013	$9.50	$12,475.88
12/1/2013-11/30/2014	$9.79	$12,856.72
12/1/2014-11/30/2015	$10.08	$13,237.56
12/1/2015-06/30/2016	$10.38	$13,631.54